Filed pursuant to Rule 424(b)(3)

File No. 333-283111

ANTARES PRIVATE CREDIT FUND

SUPPLEMENT NO. 7 DATED DECEMBER 3, 2025

TO THE PROSPECTUS DATED FEBRUARY 12, 2025

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Antares Private Credit Fund (the “Company”), dated February 12, 2025, (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as set forth in the Prospectus.

The purpose of this Supplement is to update the Prospectus.

The following updates to the Prospectus are effective immediately:

Effective as of the close of business on December 1, 2025, Monica Kelsey resigned from her position as Chief Financial Officer and Principal Accounting Officer of the Company. Effective as of the close of business on December 1, 2025, the Board appointed Thomas Sweeney as Chief Financial Officer and Principal Accounting Officer of the Company. The Prospectus is hereby revised to remove all references to Monica Kelsey as Chief Financial Officer and Principal Accounting Officer of the Company and as follows:

The table under the section captioned “Management of the Fund - Executive Officers Who are Not Trustees” is hereby revised to remove and replace the row regarding Monica Kelsey with the following:

	Year of		Length of	Principal Occupation
Name	Birth	Position	Time Served	During Past 5 Years
Thomas Sweeney	1983	Chief Financial Officer and Principal Accounting Officer	Since 2025	Managing Director – Antares Capital; Controller and Assistant Treasurer of BDCs – Oaktree Capital Management, L.P.

Under the section captioned “Management of the Fund - Biographical Information - Executive Officers Who are Not Trustees” the biography regarding Monica Kelsey is hereby removed and replaced with the following:

Thomas Sweeney, Chief Financial Officer and Principal Accounting Officer – Mr. Sweeney is Chief Financial Officer and Principal Accounting Officer of the Fund, Antares Strategic Credit Fund and Antares Strategic Credit Fund II LLC. Mr. Sweeney is also a Managing Director and a senior finance professional at Antares Capital. Prior to joining Antares Capital, Mr. Sweeney was Controller and Assistant Treasurer of BDCs at Oaktree Capital Management, L.P. from 2017 to 2025, and a Vice President of financial reporting at Fifth Street Asset Management prior to 2017. In addition, Mr. Sweeney provided audit services to alternative asset management industry clients at Deloitte and Touche from 2005 to 2015. Mr. Sweeney holds a BS in Accounting from the State University of New York at Binghamton and is a New York State Certified Public Accountant.

The table under the section captioned “Control Persons and Principal Shareholders” is hereby revised to remove and replace the row regarding Monica Kelsey with the following:

Name and Address	Type of Ownership	Number	Percentage
Thomas Sweeney	-	-	-